Filed Pursuant to Rule 433 under the Securities Act of 1933 Registration No. 333-184122 Issuer Free Writing Prospectus dated September 27, 2012

WATSON PHARMACEUTICALS, INC.

Final Term Sheet

September 27, 2012

1.875% Notes due 2017

Issuer:	Watson Pharmaceuticals, Inc.

Principal Amount:	$1,200,000,000

Maturity:	October 1, 2017

Coupon (Interest Rate):	1.875%

Yield to Maturity:	1.972%

Benchmark Treasury:	UST 0.625% due 8/31/17

Spread to Benchmark Treasury:	T + 135 basis points

Benchmark Treasury Price and Yield:	Price: 100-00+

Yield: 0.622%

Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2013

Make-Whole Redemption Provision:	Treasury Rate + 20 basis points

Price to Public:	99.541%

Settlement Date:	October 2, 2012 (T + 3)

Expected Ratings (Outlook)*:	Baa3 (Stable) / BBB (Negative) / BBB- (Stable) (Moody’s / S&P / Fitch)

CUSIP / ISIN Number:	942683AG8 / US942683AG82

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WATSON PHARMACEUTICALS, INC.

Final Term Sheet

September 27, 2012

3.250% Notes due 2022

Issuer:	Watson Pharmaceuticals, Inc.

Principal Amount:	$1,700,000,000

Maturity:	October 1, 2022

Coupon (Interest Rate):	3.250%

Yield to Maturity:	3.349%

Benchmark Treasury:	UST 1.625% due 8/15/22

Spread to Benchmark Treasury:	T + 170 basis points

Benchmark Treasury Price and Yield:	Price: 99-25

Yield: 1.649%

Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2013

Make-Whole Redemption Provision:	Prior to July 1, 2022 (three months prior to Maturity), Treasury Rate + 25 basis points

Price to Public:	99.165%

Settlement Date:	October 2, 2012 (T + 3)

Expected Ratings (Outlook)*:	Baa3 (Stable) / BBB (Negative) / BBB- (Stable) (Moody’s / S&P / Fitch)

CUSIP / ISIN Number:	942683AF0 / US942683AF00

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WATSON PHARMACEUTICALS, INC.

Final Term Sheet

September 27, 2012

4.625% Notes due 2042

Issuer:	Watson Pharmaceuticals, Inc.

Principal Amount:	$1,000,000,000

Maturity:	October 1, 2042

Coupon (Interest Rate):	4.625%

Yield to Maturity:	4.718%

Benchmark Treasury:	UST 3.000% due 5/15/42

Spread to Benchmark Treasury:	T + 190 basis points

Benchmark Treasury Price and Yield:	Price: 103-20+

Yield: 2.818%

Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2013

Make-Whole Redemption Provision:	Prior to April 1, 2042 (six months prior to Maturity), Treasury Rate + 30 basis points

Price to Public:	98.516%

Settlement Date:	October 2, 2012 (T + 3)

Expected Ratings (Outlook)*:	Baa3 (Stable) / BBB (Negative) / BBB- (Stable) (Moody’s / S&P / Fitch)

CUSIP / ISIN Number:	942683AH6 / US942683AH65

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalization

The following replaces in its entirety the disclosure included under “Capitalization” on page S-23 of the preliminary prospectus supplement referred to below and each other location where such information appears in the preliminary prospectus supplement:

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2012:

•	on an actual basis;

•	on an as adjusted basis giving effect to this offering, after deducting the underwriting discount and estimated offering expenses payable by us; and

•	on an as adjusted basis to give effect to the Transactions, in the latter two cases, as if such transactions had occurred on June 30, 2012.

This table should be read in conjunction with “Prospectus Supplement Summary—Acquisition of Actavis,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information,” our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and the audited financial statements of Actavis, included as Exhibit 99.1 to the Registration Statement on Form S-3 of which this prospectus supplement and the accompanying prospectus forms a part and incorporated by reference herein.

	June 30, 2012
	Actual	As Adjusted for the Offering	As Adjusted for the Transactions
	(unaudited, in millions)
Cash and cash equivalents(1)	$217.6	$4,050.4	$115.0

Debt:
New Term Loan	$—	$—	$1,800.0
Revolving credit facility (2)	$250.0	$250.0	$250.0
Mandatorily Redeemable Preferred Stock (3)	$192.2	$192.2	$192.2
Other notes payable	$1.3	$1.3	$1.3
Senior Notes due 2014 and 2019 (the “Senior Notes”)	$850.0	$850.0	$850.0
Unamortized Discount of Senior Notes	$(1.4)	$(1.4)	$(1.4)
2017 Notes offered hereby	$—	$1,200.0	$1,200.0
Unamortized Discount of 2017 Notes	$—	$(5.5)	$(5.5)
2022 Notes offered hereby	$—	$1,700.0	$1,700.0
Unamortized Discount of 2022 Notes	$—	$(14.2)	$(14.2)
2042 Notes offered hereby	$—	$1,000.0	$1,000.0
Unamortized Discount of 2042 Notes	$—	$(14.8)	$(14.8)
Total debt	$1,292.1	$5,157.6	$6,957.6

Total equity	$3,560.2	$3,560.2	$3,531.8
Total capitalization	$4,852.3	$8,717.8	$10,489.4

(1)	As Adjusted for the Transactions Cash and cash equivalents gives effect to a cash payment of €4.15 billion plus assumption of indebtedness of €100 million payable at the Completion of the Acquisition ($5,495 million, when converted from the Euro to the U.S. dollar using the exchange rate in effect as of September 26, 2012 of 1.293) (see “Prospectus Supplement Summary – Acquisition of Actavis – The Purchase Agreement”) and the payment of estimated aggregate fees and expenses incurred in connection with the Transactions, including underwriting discounts and financing fees, advisory fees and other transaction costs and professional fees.
(2)	After giving effect to the Transactions, we expect to have $500.0 million of available borrowings remaining under the revolving credit facility of our Credit Agreement.
(3)	Represents the 200,000 shares of mandatorily redeemable preferred stock issued on December 2, 2009. The mandatorily redeemable preferred stock is redeemable in cash on December 2, 2012.

The information in these pricing term sheets relates only to the offering of the 1.875% Notes due 2017, 3.250% Notes due 2022 and the 4.625% Notes due 2042 and should be read together with (i) the preliminary prospectus supplement dated September 27, 2012 relating to the notes offering, including the documents incorporated by reference therein, and (ii) the accompanying prospectus dated September 27, 2012, each filed with the Securities and Exchange Commission (the “SEC”). The information in these final term sheets supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the issuer and the notes.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc. or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_distribution@baml.com, Wells Fargo Securities, LLC at 1-800-326-5897 or Cmclientsupport@wellsfargo.com, Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, or J.P. Morgan Securities LLC at 1-212-834-4533.